Exhibit 99.1

Escalade Reports Fourth Quarter and Full Year 2018 Results

Fourth-Quarter Highlights

- Revenue up 4.7% on net sales of $51.0 million

- Gross profit up 1.9% to $12.2 million

- Diluted EPS of $0.25 per share

EVANSVILLE, Ind., Feb. 20, 2019 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) - "We finished fourth quarter 2018 with revenue growth of 4.7% and improved our gross profit by $230 thousand in a highly competitive consumer market," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "Acquisition related expenses caused SG&A to be slightly higher and operating income to be relatively flat to prior year. We continue to focus on operational and sales initiatives that support our transformational shift of consumers to e-commerce platforms. With our strong balance sheet and business strategies in place, we are confident in the future direction of our company."

Fourth Quarter Results

Net sales for the fourth quarter of 2018 were $51.0 million compared to net sales of $48.7 million for the same quarter in 2017, an increase of $2.3 million or 4.7%.

Gross margin ratio for the fourth quarter of 2018 was 24.0%, compared to 24.7% for the same period in the prior year.

Selling, general and administrative expenses (SG&A) were $6.9 million for the quarter compared to $6.5 million for the same period in the prior year, an increase of $0.4 million or 5.9% due primarily to acquisition related activity. SG&A, as a percent of sales, for the fourth quarter of 2018 increased to 13.5% from 13.3% reported for the same period prior year.

Operating income for the fourth quarter of 2018 was $5.0 million compared to operating income of $5.1 million for the same period in the prior year, a decrease of $0.1 million or 2.5%.

Other income for the fourth quarter of 2018 was down compared to the same period in the prior year due to the sale of our 50% owned equity method investment, Stiga.

Net income for the fourth quarter of 2018 was $3.6 million, or $0.25 diluted earnings per share compared to net income of $7.5 million, or $0.52 diluted earnings per share for the same quarter in 2017. Net income for 2017 was favorably impacted by approximately $3.0 million of income tax benefit resulting from the Tax Cuts and Jobs Act of 2017.

Full Year Results

Full year net sales for 2018 were $175.8 million compared to $177.3 million in 2017, a decrease of $1.5 million.

Gross margin ratio for full year 2018 increased to 25.6% from 25.2%.

SG&A for full year 2018 were $29.8 million compared to $28.5 million in 2017, an increase of $1.3 million, or 4.4% due primarily to acquisition related activity and customer specific advertising. As a percent of sales, SG&A increased to 17.0% from 16.1% in 2017.

Operating income for full year 2018 was $13.8 million compared to $14.6 million in 2017, a decrease of $0.8 million.

Other income for full year 2018 was $13.1 million compared to $1.7 million 2017. During 2018, the Company recognized a $13.0 million gain in other income on the sale of our 50% owned equity method investment, Stiga, a Swedish entity.

Full year net income for 2018 was $20.4 million, or $1.41 diluted earnings per share compared to net income of $14.1 million, or $0.98 diluted earnings per share for 2017.

The Company announced a quarterly dividend of $0.125 per share would be paid to all shareholders of record on March 11, 2019 and disbursed on March 18, 2019.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear® Archery, Bear X™, Trophy Ridge®, Rocket®, SIK™ and Cajun Bowfishing™ archery equipment; STIGA® and Ping-Pong® table tennis; Accudart® and Unicorn® darting; Atomic®, Victory Tailgate™, Triumph Sports™, Viva Sol®, Zume® recreational games; Onix® pickleball equipment; Goalrilla™, Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; Lifeline® and the STEP® fitness products; Woodplay® premium playsets; Vuly™ trampolines; and Cue&Case® - a leader in specialty billiard accessories. Escalade Sports' products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products, the continuation and development of key customer, supplier, licensing and other business relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, the financial health of our customers, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology, risks related to data security of privacy breaches, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net sales	$50,992	$48,685	$175,780	$177,333

Costs and Expenses
Cost of products sold	38,756	36,679	130,750	132,606
Selling, administrative and general expenses	6,880	6,495	29,807	28,548
Amortization	339	367	1,406	1,579

Operating Income	5,017	5,144	13,817	14,600

Other Income (Expense)
Interest expense	(37)	(203)	(427)	(804)
Equity in earnings of affiliates	--	995	121	1,634
Gain on sale of equity method investment (includes ($3,729) of accumulated other comprehensive loss reclassification from foreign currency translation adjustment)	--	--	13,020	--
Gain on bargain purchase	--	--	--	256
Other income (expense)	3	(120)	(89)	(169)

Income Before Income Taxes	4,983	5,816	26,442	15,517

Provision (Benefit) for Income Taxes	1,403	(1,643)	6,000	1,456

Net Income	$ 3,580	$ 7,459	$ 20,442	$ 14,061

Earnings Per Share Data:
Basic earnings per share	$ 0.25	$ 0.52	$ 1.42	$ 0.98
Diluted earnings per share	$ 0.25	$ 0.52	$ 1.41	$ 0.98

Dividends declared	$ 0.125	$ 0.115	$ 0.50	$ 0.46

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 29, 2018	December 30, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,824	$ 1,572
Receivables, less allowances of $532 and $623	40,682	39,350
Inventories	39,122	35,160
Prepaid expenses	4,151	3,414
Prepaid income tax	1,082	764
Other current assets	2	--
TOTAL CURRENT ASSETS	87,863	80,260

Property, plant and equipment, net	15,498	14,286
Intangible assets	19,785	19,691
Goodwill	26,381	21,548
Investments	--	20,278
Other assets	--	42
TOTAL ASSETS	$149,527	$156,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ --	$ 1,250
Trade accounts payable	5,631	4,295
Accrued liabilities	11,072	13,997
TOTAL CURRENT LIABILITIES	16,703	19,542

Long-term debt	--	21,871
Deferred income tax liability	3,409	2,469
Other liabilities	1,094	553
TOTAL LIABILITIES	21,206	44,435

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2018 —14,438,824 shares, 2017 —14,371,586 shares	14,439	14,372
Retained earnings	113,882	99,908
Accumulated other comprehensive loss	--	(2,610)
TOTAL STOCKHOLDERS' EQUITY	128,321	111,670
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$149,527	$156,105